Exhibit 99.3

PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

☒	Please mark your votes as indicated in this example.

This proxy revokes all prior proxies and all prior instructions to The Bank of New York, as Depository, given by the undersigned. Approval for interested-party transaction to acquire “Ukrainian Radiosystems”

Transaction to acquire “Ukrainian Radiosystems”		FOR AGAINST ABSTAIN
		☐ ☐ ☐

	Date		2005

		Share Owner Sign Here

		Co-Owner Sign Here

	Please note that the ADR Depositary’s deadline for receipt of voting instructions is Friday, 9 August 2005 at 12pm (noon) New York time. Please sign, date and return this form of proxy in the envelope provided as soon as possible.

PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

Proxy Solicited by Eco Telecom Limited
Re: Extraordinary General Shareholders Meeting to approve the interested-party transaction to acquire Closed Joint Stock Company “Ukrainian Radiosystems” to be held on September 14, 2005.

P R O X Y	The undersigned, an Owner of record as of the close of business of the registrar of Open Joint Stock Company “Vimpel-Communications” (the “Company”) at 6:00 pm Moscow time or 10:00 am New York time on July 12, 2005, of Level III American Depositary Receipts (each representing one quarter (1/4) of one common share in registered form, nominal value 0.005 rubles each) of the Company, issued under the Deposit Agreement dated as of November 20, 1996, among the Company, The Bank of New York, as Depositary (the “Depositary”), and the Owners of the American Depositary Receipts issued thereunder, hereby appoints William P. Fiske and Kenneth C. Ward, and each of them, its proxies, with full power of substitution, and directs the proxies to vote the undersigned’s shares with respect to the approval of the interested-party transaction whose object is assets having value in excess of 2% of the assets owned by the Company, namely the acquisition by the Company of 100% of the shares in Closed Joint Stock Company “Ukrainian Radiosystems” at the price determined pursuant to the requirements set out in Article 83(7) of the Russian Federal Law on Joint Stock Companies and under other material terms and conditions which have been, along with the transaction price, agreed by and between the management of the Company and the Sellers and which are listed in the Option Agreement with Schedules dated February 18, 2005 entered into by and between the Company and the Sellers, and to convey such voting instructions to the Depositary in order to be voted at the Extraordinary General Meeting of Shareholders of the Company to be held on September 14, 2005 or at any adjournments, postponements or reschedulings thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

IMPORTANT-PLEASE SIGN AND RETURN IMMEDIATELY

(Continued on the reverse side)